Exhibit 99.1

News Release/ For Release October 22, 2003/ 10:00 A.M.

Contact:   Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
                  Robin D. Brown, Vice President & Director of Marketing
                  (803) 951- 2265

Lexington, S.C. October 22, 2003 – Today First Community Corporation, the holding company for First Community Bank, reported net income for year-to-date 2003 and the third quarter of 2003. Net income for the nine months ended September 30, 2003 was $1.358 million compared to $1.032 million and in 2002, an increase of 31.6%. Year-to-date diluted earnings per share for 2003 were $.82 compared to $.63 in 2002 an increase of 30.2%. Total assets were $205.0 million at September 30, 2003 compared to $192.7 million at September 30, 2002 an increase of 6.4%. Shareholders’ equity at September30, 2003 was $19.1 million compared to $18.0 million at September30, 2002, an increase of 6.1%.

Net income for the third quarter was $449 thousand compared to the third quarter of 2002 net income of $375 thousand an increase of 19.7%. Diluted earnings per share were $.27 for the third quarter of 2003 compared to $.23 in the third quarter of 2002, an increase of 17.4%.

In addition to releasing third quarter earnings, the company also announced that the board of directors had approved a cash dividend for the third quarter of 2003. The company declared a $.05 per share dividend, payable November 14, 2003 to shareholders of record as of October 31, 2003.

First Community Corporation also announced that beginning with this dividend declaration, shareholders have the option to reinvest their dividends through the Company’s recently adopted dividend reinvestment plan (DRIP). This plan provides shareholders with a convenient and inexpensive procedure for investing cash dividends in the common stock of the company.

Mike Crapps, president and chief executive officer commented on the company’s recent performance by saying, “We are very pleased with the Company’s performance during the first nine months of 2003 led by a 31.6% increase in earnings over the same period in 2002. We continue to make progress toward our vision to be the premier community bank in the markets we serve.”

First Community Corporation is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community operates six banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce — West Columbia, and Chapin and recently announced plans for a Northeast Columbia banking office. First Community Corporation stock trades on the NASDAQ Small Cap Market under the symbol “FCCO”.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, changes in general economic and business conditions and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

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FIRST COMMUNITY CORPORATION
BALANCE SHEET DATA
(Dollars in thousands, except per share data)

	At September 30,		December 31,
	2003	2002	2002
Total assets	$205,015	$192,741	$195,201
Investment securities	55,336	65,374	69,785
Loans	117,378	95,711	99,991
Allowance for Loan Losses	1,881	1,438	1,525
Total Deposits	175,440	168,823	168,062
Other Borrowings	9,503	4,781	7,470
Shareholders' Equity	19,088	18,034	18,439

Book Value Per Share	$12.00	$11.36	$11.61
Tangible Book Value Per Share	$11.48	$10.74	$11.02
Equity to Assets	9.3%	9.4%	9.5%
Loan to Deposit Ratio	66.9%	56.7%	59.5%
Allowance for Loan Losses/Loans	1.6%	1.5%	1.5%

	Three months ended		Nine months ended
Average Balances:	September 30,		September 30,
	2003	2002	2003	2002
Average Total Assets	$201,051	$186,320	$202,822	$175,538
Average Loans	115,340	95,210	109,961	92,945
Average Earning Assets	185,948	172,591	188,477	160,633
Average Deposits	173,331	162,474	175,832	150,331
Average Other Borrowings	7,408	5,253	6,913	5,068
Average Shareholders' Equity	19,017	17,770	18,824	17,219

Asset Quality
Nonperforming Assets	$211	$470	$211	$470
Net Charge-offs (recoveries)	$5	$(4)	$(223)	$135
Net Charge-offs to Average Loans	-	-	-	0.14%

FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Interest Income	$2,490	$2,500	$7,519	$7,275
Interest Expense	549	691	1,820	2,103

Net Interest Income	1,941	1,809	5,699	5,172
Provision for Loan Losses	35	135	132	572

Net interest income after provision
for possible loan losses	1,906	1,674	5,567	4,600

Non-Interest Income:
Deposit service charges	181	156	508	430
Mortgage origination fees	94	79	287	183
Securities Gains	-	-	-	61
Other	96	50	283	223

Total non-interest income	371	285	1,078	897

Non-Interest Expense:
Salaries and employee benefits	828	699	2,438	1,990
Occupancy	101	83	286	233
Equipment	209	164	562	463
Marketing and public relations	70	67	225	180
Amortization of intangibles	45	46	134	139
Other	331	327	911	912

Total non-interest expense	1,584	1,386	4,556	3,917

Income Before Taxes	693	573	2,089	1,580
Income Tax Expense	244	198	731	548

Net Income	$449	$375	$1,358	$1,032

Primary Earnings Per Share	$0.28	$0.24	$0.85	$0.65
Diluted Earnings Per Share	$0.27	$0.23	$0.82	$0.63

Average number of shares outstanding	1,589,623	1,587,970	1,589,023	1,587,970
Return on Average Assets	0.9%	0.8%	0.9%	0.8%
Return on Average Equity	9.4%	8.4%	9.6%	8.0%
Net Interest Margin	4.1%	4.2%	4.0%	4.3%

Post Office Box 64/ Lexington, SC 29071